Exhibit 99.1

NextGen Healthcare Appoints David Sides President and Chief Executive Officer

Sides Brings Extensive Experience in Healthcare Software and Technology, and Proven Record

Growing, Scaling and Diversifying Premier Global Healthcare Companies

Appointment Builds on Strong Executive Team and Talented Employee Base

Sides Joins NextGen Healthcare Director Slate for Upcoming Annual Meeting

ATLANTA – September 20, 2021 – NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of ambulatory-focused technology solutions, today announced that David Sides has been appointed President and Chief Executive Officer, effective September 22.

Sides brings more than two decades of experience in healthcare information technology and product innovation. He is a strategic, results-oriented global executive with a proven track record of leading growth and margin expansion. Most recently he served as Chief Operating Officer of Teladoc Health, the global leader in virtual care, where he led the Company’s worldwide commercial and operations teams. During his tenure at Teladoc, revenues doubled in 2020 and are on track to exceed $2 billion in 2021.

“David’s appointment marks the conclusion of a successful CEO search process, during which we evaluated a number of highly qualified candidates over the past weeks. David stood out as the ideal person to serve as NextGen Healthcare’s CEO and guide our next stage of growth and success,” said Jeffrey H. Margolis, Chair of the Board of Directors. “With David on board, NextGen Healthcare has a powerhouse management team that defines what leadership should look like: continuing stability in operations and customer delivery, upgraded strategic industry knowledge, and a seasoned and experienced leader as CEO.”

“NextGen Healthcare has an incredible future as we partner with our clients to improve their productivity and patient outcomes,” said Sides. “Investments made over the past five years in talent and technology position NextGen Healthcare in the sweet spot of long-term industry trends, such as connected health and population health analytics. I am energized by the Company’s work to capitalize on these trends and empower the transformation of ambulatory care. Together with NextGen Healthcare’s talented employees, I am committed to accelerating NextGen Healthcare’s growth and value creation by ensuring we remain the trusted partner of choice for our valued clients.”

NextGen Healthcare Annual Meeting Director Slate

In connection with his appointment as President and CEO, Sides has been appointed to the Company’s slate of director nominees for the upcoming Annual Meeting. The Company’s nine-member slate includes five directors – Julie Klapstein, Dr. Geraldine McGinty, Dr. Pamela Puryear, Darnell Dent and David Sides – who will have been added in the past four years and four who are diverse across race and gender.

Margolis added, “Not only is David extremely qualified to serve as NextGen Healthcare’s CEO, but he also rounds out our outstanding director slate which is differentiated by its significant experience in healthcare and healthcare information technology. The Board has every confidence that the Company is well-positioned to accelerate its leadership position in the rapidly evolving healthcare industry with our expanded solution offerings – and with David at the helm, we now have the right team to get us there.”

In addition to David Sides, the Annual Meeting Slate includes:

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Craig A. Barbarosh: Experienced board director and attorney, specializing in financial and operational restructuring and M&A. Extensive board leadership, including currently serving as Chair of Landec Corporation, a director at Evolent Health (member of Strategy and Compensation Committees), and a director at Sabra Health Care REIT (Chair of Audit Committee and member of Compensation Committee). Has provided NXGN’s Board with valuable guidance on governance and a series of strategic transactions

•

George H. Bristol: Former CFO and investment banker, where he has experience analyzing, evaluating and understanding financial statements and advising on the complexities of strategic and transactional financial matters. Decades-long career assisting shareholders and managers of businesses formulating and executing corporate financial transactions and strategies to maximize shareholder value. Breadth of his experience helps NextGen Healthcare navigate constantly changing business developments and capital markets

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Darnell Dent: +25-year executive leading managed healthcare plans and advising on plan organizational development and strategy, including as strategic advisor to Softheon, provider of cloud-based health insurance exchange technology, as CEO of FirstCare Health Plans and senior executive at University of Pittsburgh Medical Center Health Plan, among others. NACD Board Leadership Fellow, past Chair of Association of Community Affiliated Health Plans, director at Adaptis (Audit Committee member)

•

Julie D. Klapstein: Experienced entrepreneur and healthcare technology CEO with 20 years of public/private Board experience, including at Amedisys (Chair of Compensation Committee and Member of Quality and Governance Committees); at MultiPlan (Member of Audit Committee); at Oak Street Health (Chair of Compensation Committee and Member of Compliance Committee); and at Revecore. Among other leadership roles, was founding CEO of Availity, one of the nation’s largest health information networks. Experience with Healthcare IT and Revenue Cycle Management is directly relevant to NextGen Healthcare’s business

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Jeffrey H. Margolis: 35 years of healthcare industry experience including as CEO of data-driven SaaS technology companies. Currently serves on the boards of Hoag Hospital and Hoag Clinic in Orange County, CA, Alignment Healthcare, TriNetX, and as a Senior Advisor to Blackstone. Has authored several books on transforming the healthcare industry. Provides NextGen Healthcare with perspectives and insights about strategic growth opportunities, mentors executives and leverages his industry connections to help advance the Company

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Geraldine McGinty, MD, MBA, FACR: Respected physician and patient advocate with firsthand insights into influence technology and analytics have in delivering quality healthcare. Current faculty member at Weill Cornell Medicine in New York City, serving as Senior Associate Dean for Clinical Affairs and Associate Professor of Clinical Radiology and Chief Strategy Officer and Chief Contracting Officer for Weill Cornell Medicine Physician Organization. In 2019, was named one of the Most Powerful Women in Health IT by Health Data magazine. NextGen Healthcare will benefit from her internationally recognized expertise in healthcare strategy and an unwavering advocacy for patient centered care with strong support for the intersection of technology and healthcare

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Morris Panner: Senior executive with significant expertise in healthcare technology companies, including with SaaS capabilities, and the law. Currently, CEO of Ambra Health, a cloud-based healthcare software company that manages diagnostic imaging and related healthcare data. Former Assistant United States Attorney and legal advisor to U.S. government agencies, including the Department of Justice. Experience at software companies, including at healthcare software companies, and his legal training, have shaped NextGen Healthcare’s strategic development and operating/execution plans

•

Pamela Puryear, PHD, MBA: Influential thought leader with expertise in driving value creation through human capital management, organizational transformation, innovation and operational excellence, with focus in medical device and pharmacy sectors of the healthcare industry. Served as EVP and Chief Human Resources Officer (CHRO) at Walgreens Boots Alliance; SVP and CHRO at Zimmer Biomet; and Chief Talent Officer at Pfizer and Hospira. Also worked in financial services, and led an Organization Development consulting practice working with clients in healthcare, consumer products and insurance. Currently serves on the boards of Petplan and Rockley Photonics where she chairs both Compensation Committees and serves on one Nomination/Governance Committee

NextGen Healthcare will be sending to shareholders a revised WHITE proxy card reflecting Sides’ addition to the Company’s slate of director nominees.

The NextGen Healthcare Board of Directors recommends that shareholders vote “FOR” the election of each of NextGen Healthcare’s highly qualified director nominees and “FOR” ALL other proposals listed on the WHITE proxy card, including the proposals to reincorporate the Company into Delaware and eliminate cumulative voting.

Approving the reincorporation and cumulative voting proposals will effectively result in giving NextGen Healthcare shareholders the opportunity to vote “FOR” ALL candidates on the NextGen Healthcare slate of director nominees under plurality voting, which is a “one share, one vote” standard, and the nine nominees with the most votes will be elected.

Shareholders can visit www.nextgen.com/annual-meeting for additional important information about the Annual Meeting and the proposals being considered.

Any shareholder with questions about the Annual Meeting or in need of assistance in voting their shares should contact:

MacKenzie Partners, Inc.

NXGNproxy@mackenziepartners.com

Toll-Free: (800) 322-2885

About David Sides

Sides has a breadth of global commercial and operations experience leading premier healthcare technology companies.

Sides most recently served as Chief Operating Officer at Teladoc Health, the global leader in virtual care, where he led the Company’s worldwide commercial and operations teams. During Sides’ tenure, Teladoc’s revenues doubled in 2020 and are currently on track to exceed $2 billion in 2021. Previously, Sides served as CEO of Streamline Health, which offers revenue cycle management solutions for healthcare providers. Sides led the full-scale turnaround of Streamline Health, growing revenue, EBITDA and cash flow organically. Prior to that, Sides was recruited by TPG to serve as CEO of iMDsoft, an Israeli headquartered provider of clinical information systems and electronic medical records for critical, perioperative and acute care organizations. Under Sides’ leadership, iMDsoft delivered a more than 30% increase in revenue while investing in new systems and processes.

Earlier in his career, Sides worked for Cerner Corporation, a leading supplier of health information technology services, devices and hardware, from 1995-2012. Among other roles, he served as Senior Vice President, World Wide Consulting, where he led Cerner’s professional services in 24 countries and owned global P&L and functional responsibilities from sales through implementation for the business. At Cerner, he created new methodologies for deployment, new service lines and development plans for 3,500 associates, growing the consulting business from $643 million in 2008 to $1.031 billion in 2012.

Sides is a former director at EMIS Group, a major provider of healthcare software, information technology and related services in the UK, and at Streamline Health. He is a Fellow in the American College of Healthcare Executives.

Sides holds a B.A. in biophysics from the University of California, Berkeley, and an MBA and MHA from the University of Missouri, Columbia.

About NextGen Healthcare, Inc.

NextGen Healthcare, Inc. (Nasdaq: NXGN) is a leading provider of ambulatory-focused technology solutions. We are empowering the transformation of ambulatory care—partnering with medical, behavioral and dental providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Certain Information Concerning the Participants

NextGen Healthcare has filed a definitive proxy statement and supplement to the proxy statement (the “Supplement”) with the U.S. Securities and Exchange Commission (the “SEC”), together with the associated WHITE proxy card attached to the Supplement, in connection with the solicitation of proxies for NextGen Healthcare’s 2021 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). WE URGE SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND SUPPLEMENT (INCLUDING ANY OTHER AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT) AND ANY OTHER RELEVANT DOCUMENTS THAT NEXTGEN HEALTHCARE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. NextGen

Healthcare and certain of its directors and executive officers are participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of NextGen Healthcare’s directors and executive officers and their respective interests in NextGen

Healthcare by security holdings or otherwise are set forth in the Definitive Proxy Statement and Supplement. To the extent holdings of such participants in NextGen Healthcare’s securities are not reported, or have changed since the amounts described, in the Definitive Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of NextGen Healthcare’s Board of Directors for election at the 2021 Annual Meeting are included in the Definitive Proxy Statement and Supplement.

Shareholders will be able to obtain, free of charge, copies of the Definitive Proxy Statement, Supplement, any other amendments or supplements thereto and any other documents when filed by NextGen Healthcare with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at NextGen Healthcare’s website (https://investor.nextgen.com), by emailing NXGNproxy@mackenziepartners.com or by calling MacKenzie Partners at (800) 322-2885.

Forward Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy, financial markets and on our customers in light of the continuing COVID-19 pandemic, including the potential (i) slowdown or shutdown of preventive and elective medical procedures, (ii) delay in the contracting for additional products and services by our customers and (iii) delay in the sales cycle for new customers; a determination by the jury that the Company has liability in litigation advanced by a former director and shareholder; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; the impact of any proxy contest at the 2021 Annual Meeting of Shareholders; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact

Tami Stegmaier

(949) 237-6083

tstegmaier@nextgen.com

Barrett Golden / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

nextgen-jf@joelefrank.com

Investor Relations Contact

Matthew Scalo

(415) 370-9202

mscalo@nextgen.com

Laurie Connell

lconnell@mackenziepartners.com

(212) 378-7071

Daniel Burch

dburch@mackenziepartners.com

(212) 929-5748